===============================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          PARAGON TRADE BRANDS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[PARAGON LOGO]


                                                                  March 30, 1998

Dear Stockholder:

  You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Paragon Trade Brands, Inc. (the "Company"), at 9:00 a.m. on Monday, May 11, 1998, at the Company's headquarters located at 180 Technology Parkway, Norcross, Georgia.

  The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow provide details of the business to be conducted at the Annual Meeting.

  Whether or not you plan to attend the Annual Meeting, we hope that you will have your stock represented by completing, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.

                              Sincerely,


                              /s/ Bobby V. Abraham
                              Bobby V. Abraham
                              Chairman and Chief Executive Officer


 -------------------------------------------------------------------------------
                                   IMPORTANT

 A proxy card is enclosed. All stockholders are urged to complete, sign, date and mail the proxy card promptly. The enclosed envelope for return of the proxy card requires no postage. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.
--------------------------------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 11, 1998

To the Stockholders:

  The 1998 Annual Meeting of Stockholders of Paragon Trade Brands, Inc. (the "Company") will be held at 9:00 a.m. on Monday, May 11, 1998, at the Company's headquarters located at 180 Technology Parkway, Norcross, Georgia., for the following purposes:

 1. To elect one Class I director for a term expiring in 2001, and

 2. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

 The nominee for election as director is named in the enclosed Proxy Statement.

 The Record Date for the Annual Meeting is March 13, 1998.   Only stockholders
of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting.

  ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT, EVEN IF YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. STOCKHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY.

                              By Order of the Board of Directors


                              /s/ Catherine O. Hasbrouck
                              Catherine O. Hasbrouck
                              Secretary

Norcross, Georgia
March 30, 1998



             THE 1997 ANNUAL REPORT OF PARAGON TRADE BRANDS, INC.
                       ACCOMPANIES THE PROXY STATEMENT.

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 11, 1998

GENERAL

  The enclosed proxy is solicited by the Board of Directors of Paragon Trade Brands, Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held at 9:00 a.m. on Monday, May 11, 1998, at the Company's headquarters located at 180 Technology Parkway, Norcross, Georgia., and at any postponement or adjournment thereof (the "1998 Annual Meeting"). Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on March 13, 1998 (the "Record Date") will be entitled to vote at the 1998 Annual Meeting. On that date, the Company had 11,921,956 shares of Common Stock outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote.

  The address of the Company's principal executive offices is 180 Technology Parkway, Norcross, Georgia 30092. This Proxy Statement and the accompanying proxy card are first being mailed to the Company's stockholders on or about March 30, 1998.

VOTING

  Shares of Common Stock for which proxies are properly executed and returned (and not revoked) prior to the 1998 Annual Meeting will be voted in accordance with the directions noted thereon or, in the absence of directions, will be voted "FOR" the election of the nominee for the Board of Directors named herein, provided that if the nominee should become unavailable for election for any reason, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Company's Secretary a written notice of revocation, executing a proxy bearing a later date, or by attending the 1998 Annual Meeting and voting in person. The presence of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum. Shares represented by proxies marked "withhold authority" will be counted as shares present for purposes of establishing a quorum. Under Delaware law, the Company's Certificate of Incorporation and the Company's By-Laws, the nominee for the Board of Directors who receives the greatest number of votes cast for the election of a director by the shares present in person or represented by proxy at the 1998 Annual Meeting and entitled to vote shall be elected director. In the election of a director, withholding authority to vote with respect to the nominee will have no effect on the outcome of the election.

BACKGROUND

  The Company has previously disclosed that The Procter & Gamble Company ("P&G") had filed a claim against it in the United States District Court for the District of Delaware, alleging that the Company's "Ultra" disposable baby diaper products infringe two of P&G's inner-leg gather patents. The lawsuit sought injunctive relief, lost profit and royalty damages, treble damages and attorneys' fees and costs. The Company denied liability under the patents and counterclaimed for patent infringement and violation of antitrust laws by P&G. The Company has also disclosed that if P&G were to prevail on its claims, award of all or a substantial amount of the relief requested by P&G could have a materially adverse effect on the Company's financial condition and results of operations.

  On December 30, 1997, the District Court issued a Judgment and Opinion which found, in essence, two of P&G's diaper patents to be valid and infringed by the Company's disposable diaper products, while also rejecting the Company's patent infringement claims against P&G. The District Court had earlier dismissed the Company's antitrust counterclaim on summary judgment. The Judgment entitles P&G to damages based on sales of the Company's diapers containing the inner-leg gather feature. While the final damages number has not been adjudicated by the District Court, the Company estimates the liability to be approximately $200 million. The amount of the award resulted in a violation of certain covenants under the Company's bank loan agreements. As a result, the issuance of the Judgment and the uncertainty it created caused an immediate and critical liquidity issue for the Company.

  On January 6, 1998, the Judgment was entered on the docket in Delaware in such a manner that P&G would have been able to begin placing liens on the Company's assets. As a result, the Company filed for relief under Chapter 11 of the Bankruptcy Code, 11 U.S.C. Section 101 et seq., in the United States Bankruptcy Court for the Northern District of Georgia (Case No. 98-60390) on January 6, 1998 (the "Chapter 11 filing"). None of the Company's subsidiaries were included in the Chapter 11 filing. The Chapter 11 filing was designed to avoid P&G's placing liens on Company property, permit the Company to appeal the Delaware District Court's decision on the P&G case in an orderly fashion and give the Company the opportunity to resolve actual and potential claims against the Company prior to the Chapter 11 filing and thereby protect all stakeholders' interests. The Company is currently operating as a debtor-in-possession under the Bankruptcy Code.

  The Company is unable to predict at this time when it will emerge from Chapter 11 protection.

                 ELECTION OF DIRECTOR AND DIRECTOR INFORMATION

  It is intended that votes will be cast pursuant to the accompanying proxy for the election of the nominee named below, who at present is a director of the Company. If the nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominee named will be unable to serve if elected.

  The Company's Certificate of Incorporation provides that the Company's directors will be classified, with respect to the term for which they severally hold office, into three classes, each class to be as nearly equal in number as possible, and that at each annual meeting of stockholders of the Company the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for terms expiring at the third annual meeting of stockholders after their election by the stockholders. The Board of Directors is authorized to fix the number of directors within the range of one to 15 members; the number currently is four. The nominee named immediately below comprises the class to be elected at the 1998 Annual Meeting for a three-year term expiring at the 2001 annual meeting of stockholders.

NOMINEE FOR ELECTION -- TERM EXPIRES IN 2001

  Thomas B. Boklund. Mr. Boklund (age 58) has been a director of the Company since April 1993 and served as Chairman of the Compensation Committee of the Company's Board of Directors from May 1993 until November 1996. Mr. Boklund has served as a member of the Company's Audit Committee since November 1996 and as its Chairman since November 1996. Mr. Boklund has also served as a member of the Governance Committee of the Company's Board of Directors since November 1996. Mr. Boklund has been the Chief Executive Officer of Oregon Steel Mills, an industrial steel manufacturer, since 1985, and also serves as its Chairman of the Board. Mr. Boklund also currently serves on the Board of Directors of Oregon Metallurgical Corporation, a titanium products manufacturer.

                Principal Occupation:  Chief Executive Officer,
                              Oregon Steel Mills

CONTINUING DIRECTORS -- TERM EXPIRES IN 1999

  Adrian D.P. Bellamy. Mr. Bellamy (age 56) has been a director of the Company since February 1996 and has served as a member of the Compensation Committee of the Company's Board of Directors since February 1996 and as its Chairman since November 1996. Mr. Bellamy has also served as a member of the Governance Committee of the Company's Board of Directors and as a member of the

Company's Audit Committee since November 1996. Mr. Bellamy formerly served as Chairman and Chief Executive Officer of DFS Group Limited, an international specialty retailer, from 1983 to 1995. Mr. Bellamy currently serves on the Boards of Directors of Airport Group International Holdings LLC, an airport management company; The Gap, Inc., a clothing retailer; Gucci Group NV, a manufacturer and retailer; The Body Shop International PLC., a skin and hair care products manufacturer and retailer; Williams-Sonoma Inc., a home products retailer; and Shaman Pharmaceuticals, Inc. a pharmaceutical developer. Mr. Bellamy has served as Chairman of Gucci Group NV since January 1996, and Airport Group International Holdings LLC since July 1995.

           Principal Occupation:  Nonexecutive Director of Companies

  Robert L. Schuyler. Mr. Schuyler (age 62) has been a director of the Company since April 1993 and served as Chairman of the Audit Committee of the Company's Board of Directors from May 1993 until November 1996. Mr. Schuyler has also served as a member of the Compensation Committee of the Company's Board of Directors since February 1995, as Chairman of the Governance Committee of the Company's Board of Directors since November 1996, and continues to serve as a member of the Company's Audit Committee. Mr. Schuyler formerly served as the President of Nisqually Partners, an investment company, from 1991 through 1997. Mr. Schuyler currently serves on the Boards of Montrail, a manufacturer and wholesaler of outdoor footwear; and Grande Alberta Paper, a Canadian pulp and paper development company.

                         Principal Occupation: Retired

CONTINUING DIRECTOR -- TERM EXPIRES IN 2000

  Bobby V. Abraham. Mr. Abraham (age 56) has been a director and the Chief Executive Officer of the Company since its initial public offering in February 1993, has been Chairman of the Company's Board of Directors since August 1993 and served as President of the Company from its inception until November 1993. Prior to the Company's initial public offering, Mr. Abraham had been President of the Personal Care Products Division of Weyerhaeuser since February 1988. From 1986 until February 1988, Mr. Abraham served as Vice President and General Manager of the Personal Care Products Division of Weyerhaeuser.

         Principal Occupation:  Chairman and Chief Executive Officer,
                          Paragon Trade Brands, Inc.

  Five meetings of the Board of Directors were held in fiscal 1997. All incumbent directors were in attendance at all such meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has established standing committees of its Board of Directors, including an Audit Committee, a Compensation Committee and a Governance Committee. Each of these committees is responsible to the full Board of Directors. The functions performed by these committees are summarized as follows:

  Audit Committee. The Audit Committee makes recommendations to the Board of Directors with respect to the engagement of independent public accountants to audit the Company's annual financial statements. In addition, the Audit Committee reviews the Company's accounting and audit practices and procedures and the reports of the independent public accountants. Members of the Audit Committee are Mr. Boklund (Chairman), Mr. Bellamy and Mr. Schuyler. The Audit Committee met twice in 1997, with all incumbent members in attendance.

  Compensation Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for the Company's directors and officers. The Compensation Committee also administers the Company's various incentive compensation and benefit plans, and recommends the establishment of policies relating to such plans. Members of the Compensation Committee are Mr. Bellamy (Chairman), Mr. Boklund and Mr. Schuyler. The Compensation Committee met three times in 1997, with all incumbent members in attendance.

  Governance Committee. The Board also established a Governance Committee in November 1996 to review and report to the full Board on various issues of Board governance, such as Board performance and accountability, new directorships and Board compensation matters. Members of the Governance Committee are Mr. Schuyler (Chairman), Mr. Bellamy and Mr. Boklund. The Governance Committee met twice in 1997, with all incumbent members in attendance.

DIRECTOR COMPENSATION

  Fees. Directors who are employees of the Company do not receive any fees for their services as directors. Directors who are not employees of the Company are paid an annual retainer of $13,000 for serving on the Board of Directors and $2,500 for serving on a committee of the Board of Directors. Each nonemployee director receives an additional fee of $1,000 per day for attending each meeting of the Board of Directors and $750 for attending each meeting of a committee of the Board of Directors. A nonemployee director serving as a committee chairman receives an additional $1,000 per annum. In 1997, the Directors had the opportunity to participate in the Paragon Trade Brands, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan enabled Directors to defer a portion or all of their fees for Board and Committee service. Mr. Bellamy elected in April 1997 to defer all meeting fees until further notice. Effective December 31, 1997, no further compensation deferrals will be permitted under the Deferred Compensation Plan and, as such, no director fees for Board or committee service will be deferred in 1998.

  Options. Directors who are not employees of the Company receive grants of options to purchase Common Stock under the Company's Stock Option Plan for Non-Employee Directors (the "Director Plan"). Under the Director Plan, each nonemployee director automatically receives an option to purchase 5,000 shares of Common Stock on the first business day following his or her initial election as a director of the Company and thereafter receives annually, on the first business day following the date of each annual meeting of stockholders of the Company, an option to purchase 2,000 shares of Common Stock, at an exercise price for all grants equal to the fair market value of the Common Stock on the date of grant.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of the Common Stock as of February 28, 1998, by (a) each stockholder known by the Company to be the beneficial owner of more than 5 percent of the Common Stock, (b) the Company's directors, (c) the Company's named executive officers, as defined herein, and
(d) all the Company's directors and executive officers, as a group. Each of the named persons and members of the group has sole voting and investment power with respect to the shares shown, except as otherwise stated.

                                                                                             BENEFICIAL OWNERSHIP
                                                                                   ----------------------------------------
                                                                                   AMOUNT AND NATURE OF          PERCENTAGE
          NAME AND ADDRESS OF BENEFICIAL OWNER                                     BENEFICIAL OWNERSHIP         OUTSTANDING
          ------------------------------------                                     --------------------         -----------
          Wellington Management Company, LLP...............................           1,624,200(1)                 13.62%
            75 State Street
            Boston, MA  02109

          ICM Asset Management, Inc........................................           1,449,475(2)                 12.16%
            601 West Main Avenue, Suite 600
            Spokane, WA 99201

          Vanguard Specialized Portfolios
            Health Care Portfolio..........................................           1,124,000(3)                  9.43%
            P.O. Box 2600
            Valley Forge, PA  19482-2600

          The Capital Group Companies, Inc./
            Capital Research and Management Company........................             649,800(4)                  5.45%
            333 South Hope Street
            Los Angeles, CA 90071

          The Capital Group Companies, Inc./
            SMALLCAP World Fund, Inc.......................................             649,800(5)                  5.45%
            333 South Hope Street
            Los Angeles, CA 90071

          The Capital Group Companies, Inc.................................             611,500(6)                  5.13%
            333 South Hope Street
            Los Angeles, CA 90071

          Bobby V. Abraham.................................................             265,505(7)                  2.19%

          Adrian D.P. Bellamy..............................................              12,000(8)                    *

          Thomas B. Boklund................................................              14,000(9)                    *

          Robert L. Schuyler...............................................              13,100(9)                    *

          David W. Cole....................................................             135,010(10)                 1.12%

          Alan J. Cyron....................................................              49,326(11)                   *

          Stanley L. Bulger................................................              18,204(12)                   *

          Arrigo D. Jezzi..................................................              30,320(13)                   *

          All directors and executive officers as a group (11 persons).....             559,567(14)                 4.53%

__________

*    Represents holdings of less than 1%.

(1) Wellington Management Company, LLP has shared power to vote 500,100 shares and shared power to dispose of 1,624,200 shares of Common Stock, based on publicly available information reported as of January 14, 1998.

(2) ICM Asset Management, Inc. has sole power to vote 1,105,225 shares and sole power to dispose of 1,449,475 shares of Common Stock, based on publicly available information reported as of February 10, 1998.

(3) Vanguard Specialized Portfolios - Health Care Portfolio has sole power to vote 1,124,100 shares and shared power to dispose of 1,124,100 shares of Common Stock, based on publicly available information reported as of February 9, 1998.

(4) Capital Research and Management Company, an investment advisor and wholly-owned operating subsidiary of The Capital Group Companies, Inc., exercises investment discretion with respect to 649,800 shares of Common Stock that were owned by various institutional investors, based on publicly available information reported as of February 10, 1998.

(5) SMALLCAP World Fund, Inc, an advisee of Capital Research Management Company, an investment company and wholly-owned operating subsidiary of The Capital Group Companies, Inc., has sole power to vote 649,800 shares of Common Stock, based on publicly available information reported as of February 10, 1998.

(6) The Capital Group Companies, Inc., as the parent holding company of a group of wholly-owned subsidiary investment management companies, reports on behalf of several of such investment management companies, none of which by itself exercises investment discretion over 5 percent or more of the outstanding securities of the Company, and has sole power to vote 611,500 shares and sole power to dispose of 611,500 shares of Common Stock, based on publicly available information reported as of February 10, 1998.

(7) Includes options to purchase 204,577 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement, and 7,387 shares of Common Stock subject to restriction.

(8) Includes options to purchase 9,000 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement.

(9) Includes options to purchase 13,000 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement.

(10) Includes options to purchase 116,250 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement, and 1,666 shares of Common Stock subject to restriction.

(11) Includes options to purchase 26,250 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement, and 666 shares of Common Stock subject to restriction.

(12) Includes options to purchase 10,750 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement, and stock appreciation rights on 2,000 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement.

(13) Includes options to purchase 20,000 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement and stock appreciation rights on 7,500 shares of Common Stock exercisable within 60 days of the date of this Proxy Statement.

(14) Includes options to purchase 426,904 shares of Common Stock, exercisable within 60 days of the date of this Proxy Statement, stock appreciation rights on 14,500 shares of Common Stock exercisable within 60 days of the date of this Proxy Statement, and 9,719 shares of Common Stock subject to restriction.

                            EXECUTIVE COMPENSATION


REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of nonemployee directors. The Committee is responsible for establishing and administering the Company's executive compensation programs.

COMPENSATION POLICIES

  The Committee establishes compensation according to the following guiding principles:

     (a) Compensation should be directly linked to the Company's operating and financial performance.

     (b) Total compensation should be competitive when compared to compensation levels of executives of companies against which the Company competes for management.

     (c) Performance-related pay should be a significant component of total compensation, placing a substantial portion of an executive's compensation at risk.

     (d) Stock ownership guidelines and programs should encourage significant stock ownership in the Company by its executives to align their interests with the interests of stockholders.

COMPENSATION PRACTICES

  Compensation for executives includes base salary, annual bonuses and long-term incentive awards. Consistent with the above principles, a substantial proportion of executive compensation depends on Company performance and on enhancing stockholder value.

  Base Salary. The Company uses externally-developed compensation surveys to assign a competitive salary range to each salaried position, including executive positions. The companies included in the survey are selected by the Company's outside compensation consultants and include companies engaged in nondurable manufacturing with annual revenues of between $400 million and $1 billion.

  The Committee sets actual base salary levels for the Company's executives based on recommendations by management. The Committee bases its decisions on the executive's performance, the executive's position in the salary range, the executive's experience and the Company's salary budget.

  Annual Bonus. The Company employs a formal system for developing measures of and evaluating executive performance. Bonuses are determined with reference to quantitative measures established by the Committee each year. Each of these factors is weighted. At the beginning of each year, the Committee also approves performance targets relating to the quantitative measures that, if achieved, will establish a bonus pool equal to the sum of the individual target bonuses for all executives. The Committee also establishes performance targets that could result in a range of bonus payouts from a minimum of zero to a maximum bonus payout of 200% of target bonus. At the end of the year, Company performance, as compared to the quantitative measures described above, determines the bonus pool for the executive group. Target bonuses for individual executives are in the range of 25% to 60% of base salary. The Committee retains the discretion to adjust any individual bonus if deemed appropriate.

  In the event Company performance exceeds the performance targets established for the maximum 200% bonus payout, the bonus pool is funded in excess of such 200% payout. Such excess bonus funding is retained by the Company and may be paid out, at the Committee's discretion, in any year in which performance targets are not achieved, if the Committee determines such event to be the result of factors unrelated to management performance.

  In 1997, the quantitative measures for bonus payments were sales revenue and earnings per share. The maximum possible bonus payout was 200% of target. The Company's performance in fiscal 1997, with sales revenue and earnings per share below the minimum payout level, did not warrant a bonus payment for 1997.

  As a result of the Chapter 11 filing, the Committee has reevaluated the incentive compensation plans of the Company. In recognition of the need to drive the operating performance of the Company and to incent employees to remain with the Company throughout the course of the Chapter 11 proceeding, the Committee has adopted a proposal which would alter the Company's existing incentive compensation plans. The revised plans would include (i) a retention incentive for employees of the Company following the Chapter 11 filing, (ii) a revised 1998 incentive compensation plan, described below, (iii) a confirmation incentive payable to certain members of top management upon the successful emergence from Chapter 11, and (iv) a revised severance policy. The proposal adopted by the Committee will be submitted to the Official Committee of Unsecured Creditors (the "Creditors' Committee") as well as the Bankruptcy Court for approval. It is possible that either the Creditors' Committee or the Bankruptcy Court could alter the proposal adopted by the Committee. The Company cannot predict at this time when and in what form it will receive approval of the Committee's proposal from the Creditors' Committee and the Bankruptcy Court.

  For 1998, the Committee has determined, as part of the proposal described above, that the quantitative measure for bonus payments under the revised 1998 incentive compensation plan will be EBITDA. The plan will provide minimum, maximum and target payout levels. The maximum payout level could be two times the target payout.

  Long-Term Incentives. Long-term incentives are designed to link management reward with the long-term interests of the Company's stockholders. Currently, the Committee grants stock options, stock appreciation rights ("SARs") and restricted stock as long-term incentives. Individual stock option awards and SARs are based on level of responsibility, the Company's stock ownership objectives for management and upon the Company's performance versus certain financial performance objectives. Currently, the Committee anticipates annual option grants or grants of SARs to the eligible employee group of less than 1% of the outstanding Common Stock. The Company's long-term performance ultimately determines the level of compensation resulting from stock options and SARs, since stock option and SAR value is entirely dependent on the long-term growth of the Common Stock price.

    The Committee has agreed in its proposal, described above, that in light of the uncertainties associated with the Chapter 11 process, the Company should discontinue future stock option and SAR grants until its emergence from Chapter
11. Given the Company's performance in fiscal 1997, no options or SARs were granted for 1997.

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's ability to deduct compensation in excess of $1 million paid during a tax year to the Chief Executive Officer and the four other highest paid executive officers of the Company. Certain performance-based compensation is not subject to such deduction limit. No executive officer of the Company was compensated in excess of $1 million in 1997; consequently, the
Section 162(m) limits did not apply. The Company intends, at the appropriate time, to qualify stock option and SAR awards for the "performance-based" exception to the $1 million limitation on deductibility and otherwise to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Mr. Abraham has served as the Company's Chief Executive Officer since its initial public offering in February 1993. Prior to such time, Mr. Abraham was in charge of the Company's operations as a division of Weyerhaeuser. Mr. Abraham's base salary was realigned in 1996 from prior year levels to $500,000. Pursuant to an employment agreement entered into at the time of the Company's initial public offering, and amended and restated in 1997, Mr. Abraham is entitled to receive, in addition to his base salary, deferred compensation for the first seven years of service as Chief Executive Officer equal to 20% of his base salary and incentive awards.

  As stated above, based upon the Company's performance in fiscal 1997, Mr. Abraham received no 1997 bonus payout. Mr. Abraham will be entitled, however, to participate in the revised 1998 incentive plan, described above, any confirmation incentive payable under the Committee's proposal and the revised severance plan included in the Committee's proposal to be submitted to the Creditors' Committee and the Bankruptcy Court for approval.

  The Committee has discontinued the use of annual grants of stock options as incentive compensation for Mr. Abraham until the Company emerges from Chapter 11 protection. In the past, levels of awards were determined by reference to the external compensation survey data discussed above, as well as the Company's performance versus certain financial performance objectives. Based on the Company's performance in fiscal 1997, Mr. Abraham did not receive an option award for 1997.

    The Committee, as part of its proposal discussed above, did approve a deferred compensation payment for Mr. Abraham of $100,000 for 1997, which represents 20% of Mr. Abraham's 1997 base salary, as provided in his employment agreement with the Company. This payment, as part of the Committee's proposal, is subject to further approval by the Creditors' Committee and the Bankruptcy Court. See "--Employment Agreements; Change-in-Control Arrangements."

STOCK OWNERSHIP AND RETENTION

  It is the Company's policy to encourage the ownership of Common Stock by all employees. To encourage significant stock ownership by executives, the Committee has established target levels of ownership (excluding stock options). These target ownership levels are expressed as a percentage of salary and apply to approximately 45 employees. In addition, certain employees may receive a right to purchase Common Stock in lieu of all or a portion of their cash bonus at up to a 20% discount to the then-market value of such stock with the stipulation that the stock may not be sold for at least two years.

                                  COMPENSATION COMMITTEE



                                  Adrian D.P. Bellamy, Chairman
                                  Thomas B. Boklund
                                  Robert L. Schuyler

STOCK PRICE PERFORMANCE

  Set forth below is a line graph comparing the cumulative total return on the Common Stock during the period beginning on January 26, 1993, the first day that the Common Stock was publicly traded, and ending on December 28, 1997, the last day of the Company's 1997 fiscal year, with the cumulative total return on the Standard & Poor's 500 Index and the combined Value Line Household Products and Toiletries/Cosmetics Indices (weighted equally). The comparison assumes $100 was invested on January 26, 1993 in the Common Stock, the Standard & Poor's 500 Index and the combined Value Line Household Products and Toiletries/Cosmetics Indices and assumes reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                        [PEFORMANCE GRAPH APPEARS HERE]

                                        Performance Graph Data Points
                                        -----------------------------
                                                              Cumulative Total Return as of:
                                                              ------------------------------
Name                                    26-Jan-93    26-Dec-93    25-Dec-94    31-Dec-95     29-Dec-96     28-Dec-97
----                                    ---------    ---------    ---------    ---------     ---------     ---------
PARAGON TRADE BRANDS, INC.                  100.00       135.63        60.92        107.47       137.93        59.20
Standard & Poor's 500                       100.00       110.09       111.85        153.80       189.54       252.82
Combined Value Line                         100.00       104.82       115.02        153.77       204.51       284.45(1)
  Household Products and
  Toiletries/Cosmetics Indices

______________

(1) Tambrands, Inc. ("Tambrands") was a member of the Combined Value Line Household Products and Toiletries/Cosmetics Indices ("Peer Group") for the years 1993-1996. Tambrands was acquired by The Procter & Gamble Company during 1997 and total return data for 1997 is not available. Tambrands has been removed from the Value Line Household Products and Toiletries/Cosmetics Indices.

COMPENSATION OF EXECUTIVES

  The following table discloses information concerning the annual and long-term compensation received by those persons who were, at December 28, 1997, the last day of the Company's 1997 fiscal year, the Company's Chief Executive Officer and four other most highly compensated executive officers on that date (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                  ANNUAL COMPENSATION                   COMPENSATION AWARDS
                                        ----------------------------------------  -------------------------------
                                                                   OTHER          RESTRICTED        SECURITIES
                                                                   ANNUAL           STOCK           UNDERLYING      ALL OTHER
NAME AND                         FISCAL             BONUS       COMPENSATION       AWARD(S)          OPTIONS/      COMPENSATION
PRINCIPAL POSITION                YEAR  SALARY($)  ($)(1)(2)       ($)(3)           ($)(4)           SARS(#)          ($)(5)
------------------------------    ----  --------   ---------    ------------      ----------         -------          ------
Bobby V. Abraham..............    1997   500,006          0              0               0            30,000          104,885
  Chief Executive Officer         1996   472,151    525,000        186,590         186,562            30,000          215,382
  and Chairman of the Board       1995   322,376          0              0         260,171            38,330          103,201

David W. Cole.................    1997   304,954          0         13,985               0            20,000            3,146
  President and Chief             1996   290,658    221,265         97,244         124,375            20,000           14,459
  Operating Officer               1995   234,624          0              0         145,935            25,000            8,246

Alan J. Cyron.................    1997   206,612          0          4,615               0            15,000            3,158
  Vice President and              1996   193,865    156,450        212,626          49,750            15,000           12,614
  Chief Financial Officer(6)      1995   116,448          0              0          42,486            20,000                0

Stanley L. Bulger.............    1997   128,585          0              0               0             5,000            3,858
  Vice President                  1996   123,293     86,949        150,099          45,000             4,000           12,397
  Human Resources(7)

Arrigo D. Jezzi...............    1997   173,679          0         32,179               0            10,000            4,250
  Executive Vice President,
  International Business
  Development

__________


(1) As a result of the Company's performance in fiscal 1997, there was no annual bonus payment for 1997.

(2) Mr. Bulger received an annual bonus in the amount of $71,949 and a special recognition award in the amount of $15,000 for work in connection with the acquisition by the Company of the Pope & Talbot baby diaper business.

(3) Messrs. Cole and Cyron received tax gross-up payments in 1997 for reimbursements by the Company of taxable relocation expenses incurred in connection with their relocation in 1996 from Washington to Georgia.
    Amounts paid to Mr. Jezzi include $14,365, $6,904 and $10,910 for reimbursement of taxable and nontaxable relocation expenses and tax gross-up payments, respectively, in connection with his relocation in 1997 from Pennsylvania to Georgia. Included in such taxable and nontaxable relocation expenses reported above for Mr. Jezzi were $6,583 and $9,872.89 in payment of moving expenses and loss on the sale of his Pennsylvania residence, respectively. Messrs. Abraham, Cole, Cyron and Bulger recognized income in 1997 in the amounts of $84,721, $13,748, $24,825 and $4,998, respectively, on the difference between the price paid for shares of the Company's common stock purchased in lieu of the 1996 bonus and the fair market value of those shares on the date of purchase. Additional amounts paid in 1996 to Mr. Abraham were $64,358.52, $12,724.95 and $24,785.61; to Mr. Cole were $37,035.05, $20,732.87 and
    $25,728.05; to Mr. Cyron were $118,249.86, $5,579.45 and $63,971.33; and to
    Mr. Bulger were $75,143.10, $29,823.68 and $40,134.43; in each case, for reimbursement of taxable and nontaxable relocation expenses, and tax gross-up payments, respectively. Payments to Messrs. Abraham, Cole and Bulger were made in 1996 in connection with relocation of the Company's corporate headquarters from Washington to Georgia. Payments to Mr. Cyron were made in 1996 in connection with his relocation from New York to Washington as a result of joining the Company in 1995, and with his subsequent relocation from Washington to Georgia. Included in such taxable and nontaxable relocation expenses reported above for Mr. Abraham were $29,000 and $57,190.57 in payment of a home sale bonus and closing costs on the sale of his Washington residence, respectively; for Mr. Cole were $21,497.50, $42,726.20 and $20,230.23 in payment of a home sale bonus, closing costs on the sale of his Washington residence and moving expenses, respectively; for Mr. Cyron were $41,662 and $40,707.15 in payment for loss on the sale of his Washington residence and closing costs on the sale of his Washington residence, respectively; and for Mr. Bulger was $41,500 in payment for loss on the sale of his Washington residence.

(4) Restricted stock is valued at the closing price of the Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") on the date of grant. Restricted stock awards are forfeitable and vest, generally, in either two or three equal annual installments from the date of grant, subject to acceleration in the event of certain mergers or consolidations involving the Company, a sale, lease, exchange or other transfer of all or substantially all of the Company's assets, or a liquidation or dissolution of the Company. Such awards may or may not be granted at up to a 20% discount to the market price of the Common stock on the date of award. Restricted stock awards in 1996 in recognition of their respective efforts relating to the Pope & Talbot disposable diaper business and the investment in Mabesa in the amounts of $186,562 to Mr. Abraham and $49,750 to Mr. Cyron, respectively, will vest 33.3% on February 19, 1999 for Mr. Abraham, and vested 33.4% on February 19, 1997 and 33.3% on February 19, 1998 and will vest 33.3% on February 19, 1999 for Mr. Cyron. A restricted stock award in 1996 in recognition of his efforts in connection with the integration of the Pope & Talbot disposable diaper business in the amount of $124,375 to Mr. Cole will vest 33.3% on February 19, 1999. A restricted stock award in recognition of coordination and oversight of the relocation of the Company's headquarters to Norcross, Georgia in the amount of $45,000 to Mr. Bulger vested 50% on August 6, 1997. Under terms of this award, the remaining 50% was forfeited upon Mr. Bulger's resignation from the Company on February 6, 1998. A restricted stock award in lieu of a cash bonus in 1995 to Mr. Cyron in the amount of $42,486, with shares issued at a 20% discount from fair market value, vested 50% on February 19, 1997 and 50% on February 19, 1998. Restricted stock awarded to Messrs. Abraham and Cole for fiscal 1995 in the amounts of $95,175 and $63,450, respectively, vested 33.3% on February 14, 1996. Restricted stock awards in lieu of cash bonuses in 1994 to Messrs. Abraham and Cole in the amounts of $148,268 and $88,956, respectively, with shares issued at a 20% discount from fair market value, vested 50% on February 14, 1996. Restricted stock awarded to Messrs. Abraham and Cole for fiscal 1994 in the amounts of $237,188 and $158,125, respectively, vested 33.3% on February 1, 1995, 33.3% on February 1, 1996 and 33.4% on February 1, 1998. The restricted stock awarded to Mr. Abraham for fiscal 1993 will vest 50% on February 1, 1999.

    Under ordinary circumstances, recipients of restricted stock are able to pay the tax liability arising upon vesting out of the proceeds of the sale of Company stock. Since the filing of the Company's Chapter 11 proceeding, however, certain corporate insiders have been unable to trade in the Company's stock. As a result, on February 13, 1998, in order to avoid incurring a tax liability in connection with the vesting of certain restricted stock awards, Messrs. Abraham and Cole forfeited 22,505 and 13,506 shares of restricted stock, respectively, awarded February 14, 1995 and February 19, 1996 and scheduled to vest on February 16, 1998 and February 19, 1998, respectively.

    On December 28, 1997, Messrs. Abraham, Cole, Cyron and Bulger held 37,280 shares, 16,839 shares, 2,187 shares and 1,000 shares, respectively, of restricted Common Stock, with market values, based on the closing price of the Common Stock as reported on the NYSE on such date, of $743,289, $335,736, $43,604 and $19,938, respectively. Dividends are payable on restricted stock at the same rate payable to all stockholders.

(5) The amounts shown for fiscal 1997 represent: (i) matching 401(k) contributions under the Paragon Retirement Savings Investment Management Program (the "PRISM Plan") in the amounts of $4,885, $3,146, $3,158, $3,858 and $4,250 for Messrs. Abraham, Cole, Cyron, Bulger and Jezzi, respectively, and (ii) a $100,000 deferred compensation award for Mr. Abraham under the terms of his employment agreement and as approved by the Committee in their proposal described above. This deferred compensation payment for Mr. Abraham, although included in the table above for disclosure purposes, will not actually be made until the Committee's proposal is approved by both the
    Creditors' Committee and the Bankruptcy Court.   See "--Report of
    Compensation Committee on Executive Compensation" and "--Employment Agreements; Change-in-Control Arrangements."

(6) Mr. Cyron joined the Company in April 1995. The 1995 salary and bonus amounts represent compensation for a partial year's employment.

(7) Mr. Bulger resigned as an officer of the Company on February 6, 1998.

1997 OPTION GRANTS AND EXERCISES

  The following table provides information on option grants in fiscal 1997 to the named executive officers.

                          OPTION GRANTS IN FISCAL 1997
                               INDIVIDUAL GRANTS

                                                               PERCENT OF
                                           NUMBER OF             TOTAL
                                          SECURITIES          OPTIONS/SARS                                     GRANT DATE VALUE
                                          UNDERLYING           GRANTED TO          EXERCISE                       GRANT DATE
                                         OPTIONS/SARS         EMPLOYEES IN          PRICE        EXPIRATION         PRESENT
NAME                                     GRANTED(#)(1)         FISCAL YEAR        ($/SH)(2)         DATE          VALUE($)(3)
----                                     -------------        ------------        ---------      ----------       -----------
Bobby V. Abraham...................          30,000               14.47            $16.4375        2/18/07          $270,596
David W. Cole......................          20,000                9.65             16.4375        2/18/07           180,397
Alan J. Cyron......................          15,000                7.23             16.4375        2/18/07           135,298
Arrigo D. Jezzi....................          10,000                4.82             16.4375        2/18/97            90,199
Stanley L. Bulger..................           5,000                2.41             16.4375        2/18/07            45,099

__________

(1) Each option or SAR becomes exercisable in four equal annual installments beginning on the first anniversary of the date of grant. The Committee has the authority to accelerate exercisability before the originally designated exercise date(s). The exercise price may be paid with the delivery of already-owned shares, and tax-withholding obligations relating to exercise may be paid by offsetting the underlying shares, subject to certain conditions. In the event of certain events resulting in a change in control of the Company, the Committee may take such actions as it deems necessary or advisable, and fair and equitable to participants, with respect to outstanding stock options and SARs. See "-- Employment Agreements; Change-in-Control Arrangements."

(2) The exercise price is the average of the high and low sales prices per share of the Common Stock as quoted on the NYSE on the date of grant.

(3) The dollar amounts under this column represent the result of calculations using the Black-Scholes-based multiple option valuation model. The valuation assumes an expected volatility of .40%, a 0% dividend yield, a five-year exercise term, a risk-free interest rate ranging from 5.54% to 6.56% reflecting the yield on a zero coupon U.S. Treasury security for the term of the option, and a grant price and exercise price of $16.4375. No adjustments have been made for nontransferability or risk of forfeiture. The actual value of the options, if any, will depend on the extent to which the market value of the Common Stock exceeds the price of the option on the date of exercise.

    The following table provides information on the aggregated option/SAR exercises by executive officers in 1997 and the value of the named executive officers' unexercised options/SARs at December 28, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                      AND
                         FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                   Option/SAR Exercises         UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                                   --------------------             OPTIONS/SARS AT               MONEY OPTIONS/SARS AT
                                     Shares Acquired              Fiscal Year-End(#)              Fiscal Year-End($)(1)
                              ---------------------------    ----------------------------   --------------------------------
        NAME                  ON EXERCISE  VALUE REALIZED    EXERCISABLE    UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
        ----                  -----------  --------------    -----------    -------------   -----------     -------------
Bobby V. Abraham..............     0             0             170,411         81,249         255,089          246,978
David W. Cole.................     0             0              93,750         53,750         148,875          162,625
Alan J. Cyron.................     0             0              13,750         36,250          43,700           97,137
Stanley L. .Bulger............     0             0               9,500          9,500           7,310           25,122
Arrigo D. Jezzi...............     0             0              22,500         17,500          93,800           35,625

__________

(1) The value of the options/SARs on December 28, 1997 is based on the average of the high and low sales prices per share of the Common Stock as reported on the NYSE on December 26, 1997 ($20.00).

EMPLOYMENT AGREEMENTS; CHANGE-IN-CONTROL ARRANGEMENTS

    Employment Agreements. The Company entered into an employment agreement with Bobby V. Abraham on February 2, 1993. This agreement was amended and restated on August 5, 1997 and provides that he will be employed as the Company's Chief Executive Officer. Mr. Abraham's employment agreement provides that if his employment is terminated for cause (as defined therein) or as a result of his voluntary resignation, Mr. Abraham will be entitled to receive his accrued salary and benefits, vested stock options and restricted stock awards. If Mr. Abraham's employment is terminated at the request of the Board of Directors, Mr. Abraham will be entitled to receive a sum equal to two times the sum of his annual salary in addition to all compensation earned but unpaid and benefits vested unconditionally to the date of termination. In addition, if, during the year following a change in control, Mr. Abraham's employment is terminated by the Company (other than for cause) or Mr. Abraham terminates his employment for good reason, he will be entitled to receive a payment equal to 2.9 times his annual salary immediately preceding the change in control (less any amounts paid under the Paragon Trade Brands Salaried Severance Plan), plus continuation of certain benefits for a period of 18 months and, in the event an excise tax is imposed under the Internal Revenue Code of 1986, as amended, a tax gross-up payment.

    In addition, Mr. Abraham's employment agreement contains a noncompetition covenant that prohibits him, for a period of two years following termination of his employment with the Company, from, among other things, advising or having a significant financial interest in any business that competes with the Company, interfering with any existing business relationship of the Company or offering employment to any of the Company's key employees at the time Mr. Abraham's employment is terminated.

  The Company also entered into an employment agreement with David W. Cole on February 2, 1993 which was amended and restated as of August 5, 1997. Mr. Cole's employment agreement contains the same terms as the foregoing, except that his position is Chief Operating Officer.

  The Company entered into an employment agreement with Alan J. Cyron in March 1995, which agreement was amended and restated as of August 5, 1997. Mr. Cyron's Employment Agreement contains the same terms as the foregoing, except that his position is Chief Financial Officer and his severance benefit in the event of a change in control is equal to two times his annual salary immediately preceding the change in control.

  The Company entered into an Employment Agreement with Stanley L. Bulger dated August 5, 1997. Mr. Bulger's Employment Agreement contains the same terms as the foregoing, except that his position is Vice President - Human Resources and his severance benefit in the event of a change in control is equal to one time his annual salary immediately preceding the change in control, plus continuation of certain benefits for a period of 12 months. Effective February 6, 1998, Mr. Bulger resigned his position as Vice President - Human Resources. As a result of his voluntary resignation, Mr. Bulger is entitled to receive his accrued salary and benefits, vested stock options and restricted stock awards. Notwithstanding his resignation, Mr. Bulger is bound by the noncompetition and confidentiality provisions contained in his Employment Agreement.

  Mr. Abraham's employment agreement also provides that he will be entitled to receive a deferred compensation award for each of the first seven years of his employment as the Company's Chief Executive Officer equal to 20% of (a) his base salary for such year plus (b) his incentive compensation for such year. The amount of the deferred compensation awards plus accrued interest thereon are payable to his Company contribution account under the Paragon Trade Brands, Inc. Deferred Compensation Plan, adopted effective April 1, 1997. In connection with the Chapter 11 filing, Mr. Abraham may have a claim against the Company in excess of $600,000 for compensation deferred by him pursuant to his employment agreement under the Deferred Compensation Plan.

  The Committee's proposal, described above, upon approval by the Creditors' Committee and the Bankruptcy Court, will amend and supersede the employment agreements described above for Mr. Abraham, Mr. Cole and Mr. Cyron. See "-- Report of Compensation Committee on Executive Compensation." The Company cannot predict when and in what form it will receive approval of the Committee's proposal from the Creditors' Committee and the Bankruptcy Court.

  1993 Long-Term Plan. In the event of a merger, consolidation or acquisition of the Company, a sale or transfer of all or substantially all of the Company's assets, a tender or exchange offer for shares of Common Stock (other than offers by the Company) or other reorganization, as a result of which the Company is not likely to continue as an independent, publicly owned corporation, the 1993 Long-Term Plan provides that the Committee may take such action as it determines necessary or advisable, and fair and equitable to participants, with respect to stock options, SARs and other awards under the 1993 Long-Term Plan. In addition, shares of restricted stock awarded for 1995 in lieu of cash bonuses will become fully exercisable, subject to certain exceptions, in the event of certain mergers or consolidations involving the Company, a sale, lease, exchange or other transfer of all or substantially all of the Company's assets or a liquidation or dissolution of the Company.

  1995 Incentive Plan. In the event of certain mergers or consolidations involving the Company, a sale, lease, exchange or other transfer of all or substantially all of the Company's assets or a liquidation or dissolution of the Company, outstanding options, SARs and restricted stock under the 1995 Incentive Plan will become fully exercisable, subject to certain exceptions. In addition, the Committee may take such further action as it deems necessary or advisable, and fair to participants, with respect to outstanding awards under the 1995 Incentive Plan.

  Paragon Trade Brands, Inc. Deferred Compensation Plan. On April 1, 1997, the Company adopted the Paragon Trade Brands, Inc. Deferred Compensation Plan (the "Plan"), an unfunded, non-qualified deferred compensation plan under which eligible employees of the Company and members of the Board may elect on a voluntary basis to defer compensation until retirement or termination from the Company or the Board. Eligible participants are employees of the Company or its subsidiaries or members of the Board who are selected for participation by a Committee (the "Plan Committee") which consists of the Board of Directors of the Company or a committee appointed by the Board.

  Eligible participants may elect to defer up to 50% of their base annual salary, up to 100% of their annual bonus, or, in the case of directors, up to 100% of their director fees. A participant shall at all times be 100% vested in his elective deferrals (and earnings thereon).

  In addition, if a participant is employed by the Company at the end of a calendar year, the Company shall credit to a participant's Company Contribution account 50% of the participant's annual elective deferrals made during such calendar year, provided that such Company credit shall not exceed 25% of the participant's combined base annual salary and annual bonus for such calendar year. A participant shall be 0% vested in his Company Contribution account (and earnings thereon) until the participant has accrued five (5) years of service with the Company, including prior service with Weyerhaeuser Company or any 80% or more owned subsidiary of Weyerhaeuser Company.

  Finally, the Company may in its sole discretion make a credit to any participant's Company Contribution account. The Company has made no such contributions, other than transferring to Mr. Abraham's Company Contribution account under the Plan $555,604 in deferred compensation credits from the employment agreement with Bobby V. Abraham dated August 5, 1997.

  A participant may request that the funds in his accounts under the Plan be invested in one or more Measurement Funds, which are chosen by the Plan Committee, and are based on one or more mutual funds. To the extent such request is approved by the Plan Committee, the funds credited to a participant's account shall generally be adjusted to reflect gain, loss, income and expense as though the account had actually been invested in such Measurement Funds. In this regard, the Company also adopted on April 1, 1997, a so-called "rabbi trust" known as the Paragon Trade Brands, Inc. Deferred Compensation Plan Master Trust Agreement (the "Trust Agreement"), with Wachovia Bank, N.A. as Trustee, and which is intended to serve as a funding vehicle for the Plan. However, to date the Company has not transferred any funds to the Trustee under the Trust Agreement.

  A participant may elect that the participant's deferrals be paid to him as of a date selected by the participant which is at least three calendar years after the end of the calendar year in which a give deferral election is made. In addition, if a participant experiences an unforseeable financial emergency (as defined in the Plan), then the Plan Committee may approve a payout to the participant of an amount necessary to satisfy such emergency. Finally, a participant may elect at any time to withdraw all or any part of his vested account balance, provided that (i) there shall be deducted from the participant's account a penalty of 10% of the value of his account; and (ii) the participant shall not be permitted to participate in the Plan in the future.

  A participant who terminates employment shall be entitled to receive his account balance under the Plan (i.e., participant deferrals, Company contribution credits, and earnings thereon). If the participant retires (as defined in the Plan), such amount shall be paid in a lump sum or installments over five, ten, or fifteen years (as elected by the participant at least three years prior to retirement). If a participant terminates employment other than by reason of retirement, his account balance shall be paid in a lump sum. If a participant terminates employment by reason of death, his account generally shall be paid to his beneficiary in a lump sum or installments over five, ten, or fifteen years (as elected by the participant prior to death).

  If the Company undergoes a change in control (as defined in the Plan), then
(i) all participants shall become 100% vested in their accounts; and (ii) if it appears that the Company or its successor has failed to comply with its obligations under the Plan or takes action to deny or diminish the benefits intended under the Plan, then a participant may retain counsel of his choice at the expense of the Company to enforce the participant's rights in connection with the Plan. Effective December 31, 1997, no further compensation deferrals will be permitted under the Plan.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     In accordance with Rule 405 of Regulation S-K of the Securities and Exchange Act of 1934, as amended, the Company has reviewed the Forms 3 and 4 submitted to the Company by and on behalf of its directors and designated officers during and with regard to the 1997 fiscal year. Mr. Adrian D.P. Bellamy, a director of the Company, filed with the Securities and Exchange Commission on March 14, 1997 a Form 4 reporting his purchase on February 14, 1997 of 3,000 shares of Paragon Trade Brands, Inc. common stock in an open market transaction. Such Form 4 filing was due to be filed with the Securities and Exchange Commission no later than March 10, 1997 and, therefore, was not timely filed. The Company knows of no other Forms 3 or 4 untimely filed during and with regard to the 1997 fiscal year, nor is the Company aware of failure on the part of any of its directors or designated officers to file a required form during and with regard to the 1997 fiscal year. The Company has confirmed that no Form 5 filings are due by its designated officers or directors with regard to 1997 fiscal year.

                              INDEPENDENT AUDITORS

  Arthur Andersen LLP, which audited the Company's accounts for the last fiscal year, has been selected to continue as the company's independent auditor for the current fiscal year. Representatives of Arthur Andersen LLP are expected to attend the 1998 Annual Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

                            SOLICITATION OF PROXIES

  The proxy card accompanying this Proxy Statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company has retained Georgeson & Company, Inc. to solicit proxies at an approximate cost of $5,500, plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All costs of soliciting proxies will be paid by the Company.

                                 OTHER MATTERS

  The Company knows of no other matters that are likely to be brought before the 1998 Annual Meeting. If, however, other matters not now known or determined come before the 1998 Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of Stockholders to be considered for inclusion in the Proxy Statement and proxy card for the Company's 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company by December 1, 1998.

                                 ANNUAL REPORT

  A copy of the Company's 1997 Annual Report is being mailed with this Proxy Statement to each stockholder of record. Additional copies of such annual report may be obtained by writing or calling Investor Relations at (770) 300-4200.

                              By Order of the Board Of Directors

                              /s/ Catherine. O. Hasbrouck

                              Catherine O. Hasbrouck
                              Secretary

Norcross, Georgia
March 30, 1998

       PROXY

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                               OF DIRECTORS FOR
                 THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                 MAY 11, 1998

                          PARAGON TRADE BRANDS, INC.

         The undersigned hereby appoints Bobby V. Abraham, Alan J. Cyron and Catherine O. Hasbrouck, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Paragon Trade Brands, Inc. held of record by the undersigned on March 13, 1998, at the Annual Meeting of Stockholders to be held on May 11, 1998, or any adjournment or postponement thereof.

                (CONTINUED AND TO BE DATED AND SIGNED ON THE OTHER SIDE)

--------------------------------------------------------------------------------
                                 FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR THE NOMINEE"

                                                 Please mark
                                                 your votes     [X]
                                                 as in this
                                                 example.

 Election of
 Director

    FOR                 WITHHOLD
    the                 AUTHORITY        In their discretion, the Proxies are
    nominee        to vote for nominee   authorized to vote upon such other
                                         business as may properly come before
    [  ]                  [  ]           the meeting. This Proxy, when properly
                                         executed and delivered, will be voted
 Election of Thomas B. Boklund to        in the manner directed herein by the
serve as a director for a                undersigned. IF NO DIRECTION IS MADE,
three-year term                          THIS PROXY WILL BE VOTED "FOR THE
                                         NOMINEE."

YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY WILL HELP SAVE THE EXPENSE
                      OF ADDITIONAL SOLICITATION EFFORTS


-------------------------------------------------------------------------------

     Signature(s) _________________________________________     Date

 NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE
                              FULL TITLE AS SUCH.

       PROXY

                          PARAGON TRADE BRANDS, INC.

             PARAGON RETIREMENT INVESTMENT SAVINGS MANAGEMENT PLAN

                                    "PRISM"

                            VOTING INSTRUCTION CARD

         Vanguard Fiduciary Trust Company (the "Trustee") is hereby instructed to vote (in person by limited or general power of attorney or by proxy) all the shares or fractional shares thereof of Common Stock of Paragon Trade Brands, Inc. which are allocated to the undersigned's PRISM account and held of record by the Trustee on March 13, 1998, at the Annual Meeting of Stockholders to be held on May 11, 1998, or any adjournment or postponement thereof.

         Voting rights will be exercised by the Trustee as directed, provided instructions are received by the Trustee by May 7, 1998. If this voting instruction card is not received by May 7, 1998, the shares represented herein will not be voted.

         THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED AS DIRECTED BY THE MEMBER (OR DESIGNATED BENEFICIARY OF DECEASED MEMBER). IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED VOTING INSTRUCTION CARD IS RETURNED, SUCH SHARES WILL BE VOTED "FOR THE NOMINEE."

        THIS VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE. Please mark, sign and date on the reverse side and return promptly.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR THE NOMINEE"

                                                 Please mark
                                                 your votes     [X]
                                                 as in this
                                                 example.



 Election of
 Director

   FOR               WITHHOLD
   the              AUTHORITY           The undersigned instructs the Trustee
  nominee      to vote for nominee      to vote in accordance with the voting
                                        instructions indicated above and
  [    ]              [    ]            hereby acknowledges receipt of the
                                        Notice of Annual Meeting of
 Election of Thomas B. Boklund  to      Stockholders and Proxy Statement.
serve as a director for a
three-year term










-------------------------------------------------------------------------------

Signature(s)                                               Date
             ---------------------------------------------      ---------------

 NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE
                              FULL TITLE AS SUCH.